EXHIBIT 23.1

INDEPENDENT  AUDITORS'  CONSENT


We consent to the incorporation by reference in this Registration Statement of Murdock Communications Corporation (the "Company") on Form S-8 relating to 172,852 shares of common stock issuable under the provisions of certain stock compensation agreements, of our report dated March 7, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

/s/  Deloitte  &  Touche  LLP

Cedar  Rapids,  Iowa
June  24,  2003